UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*

                         Health Management Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    42219M100
            --------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Index to Exhibits is on Page 25

 CUSIP No.      42219M100              13G                 Page     2   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Emerging Opportunity Fund
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             37,475 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        37,475 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      37,475 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .2%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     3   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Capital Management
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             434,213 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        434,213 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      434,213 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA 00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     4   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Advisors, Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             107,100 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        107,100 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      107,100 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .6%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     5   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Advisors, Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             253,938
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        253,938
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      253,938
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     6   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Capital Management, Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             146,838 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        146,838 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      146,838 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .8%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     7   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Partners III, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             92,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        92,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      92,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     8   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             15,100 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        15,100 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      15,100 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     9   of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Investment, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             12,700 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        12,700 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      12,700 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     10  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Associates III, Limited Partnership
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             92,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        92,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      92,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     11  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Associates, Limited Partnership
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             15,100 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        15,100 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      15,100 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     12  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John W. Glynn, Jr.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               15,000 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             434,213 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        15,000 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        434,213 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      449,213 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     13  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Buckley Investments, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             12,050 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        12,050 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      12,050 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .1%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     14  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      McMorgan Fund II, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             29,750 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        29,750 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      29,750 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      .2%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     15  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Darryl Messinger
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               355 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             434,213 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        355 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        434,213 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      434,568 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     16  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Steven Rosston
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               266 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             434,213 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        266 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        434,213 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      434,479 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     17  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David F. Bellet
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               27,426 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             253,938 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        27,426 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        253,938 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      281,364 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.6%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     18  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Chester A. Siuda
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             253,938 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        253,938 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      253,938 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     19  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Margaret S. McNamara
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             253,938 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        253,938 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      253,938 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      42219M100              13G                 Page     20  of   26
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Jeffrey S. Hamren
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             253,938 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        253,938 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      253,938 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G, previously filed by certain of the persons named herein on February 15, 1996 is hereby amended.

Item 1(a)         Name of Issuer: Health Management Systems, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  401 Park Avenue, New York, NY 10016

Item 2(a)         Names of Person Filing  See cover pages.

Item 2(b)         Address of  Principal Business Office or, if none Residence:

                  As to the following filing persons:
                  Crown-Glynn Associates, Limited Partnership
                  Crown Associates III, Limited Partnership
                  Crown Partners III, L.P.
                  Crown-Glynn Partners, L.P.
                  Crown-Glynn Advisors Ltd.
                  Crown Capital Management Ltd.
                  Chester A. Siuda
                  Margaret S. McNamara
                  Jeffrey S. Hamren
                  Crown Advisors, Ltd.

                  67 East Park Place
                  8th Floor
                  Morristown, NJ  07960

                  As to the following filing person:
                  David F. Bellet
                  60 East 42nd Street, Suite 3405
                  New York, NY  10165

                  As to the following filing persons:
                  Glynn Buckley Investments, L.P.
                  McMorgan Fund II, L.P.
                  Glynn Capital Management
                  Glynn Emerging Opportunity Fund
                  Glynn Investment, L.P.,
                  John W. Glynn, Jr.
                  Steven Rosston
                  Daryl Messinger

                  3000 Sand Hill Road
                  Building 4, Suite 235
                  Menlo Park, CA  94025

Item 2(c)         Citizenship: See cover pages

Item 2(d)         Title of Class of Securities: Common Stock, $.01 par value

Item 2(e)         CUSIP Number: 42219M100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

                  (a)   Broker or Dealer registered under Section 15 of the Act,

                  (b)   Bank as defined in Section 3(a)(6) of the Act,

                  (c) Insurance Company as defined in Section 3(a)(19) of the Act,

                  (d) Investment Company registered under Section 8 of the Investment Company Act,

                  (e) *Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                  (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                  (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

                  (h)   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

                  ----------
                  * As to Crown Advisors, Ltd., Crown-Glynn Advisors, Ltd., Crown Capital Management Ltd., Glynn Capital Management, Crown Advisory, Ltd., Glynn Buckley Investment, L.P. and McMorgan II Fund, L.P.

Item 4.           Ownership: See cover pages.

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company: Not applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.           Notice of Dissolution of Group: Not applicable.

Item 10.          Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 1997


CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 ------------------------------------
By  Crown-Glynn Partners, L.P. as               John W. Glynn, Jr.*
         General Partner

                                            /s/ Steven Rosston
                                            ------------------------------------
                                                Steven Rosston


CROWN ASSOCIATES III, LIMITED               /s/ Daryl Messinger
     PARTNERSHIP                            ------------------------------------
By Crown-Glynn Partners III, L.P. as            Daryl Messinger
         General Partner


CROWN PARTNERS III, L.P.                    /s/ David F. Bellet
                                            ------------------------------------
                                                David F. Bellet


CROWN-GLYNN PARTNERS, L.P.                  /s/ Chester A. Siuda
                                            ------------------------------------
                                                Chester A. Siuda


By /s/ David F. Bellet                      /s/ Jeffrey S. Hamren
   --------------------------------         ------------------------------------
       General Partner                          Jeffrey S. Hamren


                                            /s/ Margaret S. McNamara
                                            ------------------------------------
                                                Margaret S. McNamara


CROWN CAPITAL MANAGEMENT LTD.


CROWN ADVISORS, LTD.


CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
   --------------------------------

----------
      * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., GCM Pension, Glynn Buckley Investments, L.P., McMorgan Fund, L.P.

                               Index to Exhibits

Joint Filing Agreement.................................................. Page 26


                                  Page 25 of 26